UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LEE ENTERPRISES, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 31, 2022, Lee Enterprises, Incorporated (the “Company”) began distributing the following letter to shareholders in connection with the Company’s 2022 Annual Meeting of Shareholders to be held on March 10, 2022.

January 31, 2022

Lee Enterprises Shareholders: Protect Your Investment.
Vote the WHITE Proxy Card Today!

Please review the enclosed materials and vote using the WHITE proxy card by internet, phone or mail in advance of Lee Enterprises’ Annual Meeting on March 10, 2022.

Your vote is very important, no matter how many shares you own. Alden Global Capital (Alden), a hedge fund, has made a grossly inadequate proposal to acquire Lee for $24 per share. To further its hostile proposal, Alden attempted to make its own director nominations to remove Lee’s Chairman and its Lead Independent Director. This would destabilize Lee as our strategic momentum is building.

We believe Alden has one goal: to purchase Lee at the lowest possible price. Don’t be fooled – protect your investment by voting the WHITE proxy card today.

Lee’s Digital Transformation Strategy is Delivering Results

Lee’s growth strategy is accelerating the Company’s transformation as a top digital news and information provider. Lee is the fastest growing digital subscription platform in local media, with 65% year-over-year digital subscription growth in 2021.

Lee’s Board and Leadership Are Critical to the Company’s Continued Success

Your Board has significantly increased Lee’s scale, strengthened the Company’s financial position and launched a digital transformation that is already delivering significant shareholder value.

Lee’s highly qualified Board brings deep experience in areas critical to our business: digital content, subscriptions and advertising; traditional publishing and advertising; corporate finance and M&A; business development and operations; executive leadership; and corporate strategy.

Don’t Let Alden Destabilize the Board and Threaten Your Investment

We encourage you to support the Board and the continued execution of our digital-first strategy that is delivering shareholder value.

Your vote matters. Support Lee’s Board by voting the WHITE proxy card, via internet, phone or mail.

Vote “FOR” ALL the Board’s Proposed Nominees
on the WHITE Proxy Card Today!

If you have any questions or require any assistance in voting your shares, please contact our proxy solicitor:

509 Madison Avenue Suite 1206 New York, NY 10022 Shareholders Call Toll Free: 800-662-5200 Banks, Brokers, Trustees, and Other Nominees Call Collect: 203-658-9400 Email: LEE@investor.MorrowSodali.com

Forward-Looking Statements

The information provided in this communication may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “aims,” “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in reports relating to the Company may be found in the Company’s periodic filings with the SEC, including the factors described in the sections entitled “Risk Factors,” copies of which may be obtained from the SEC’s website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this communication.

Important Additional Information

The Company has filed a definitive proxy statement and form of WHITE proxy card with the SEC with respect to the Company’s 2022 Annual Meeting of Shareholders. The Company’s shareholders are strongly encouraged to read the Definitive Proxy Statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully in their entirety because they will contain important information. The Company’s shareholders will be able to obtain the Definitive Proxy Statement, any amendments or supplements to the Definitive Proxy Statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at www.lee.net.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2022 Annual Meeting of Shareholders. Information about the Company’s directors and executive officers is available in the Definitive Proxy Statement filed with the SEC on January 24, 2022, and, with respect to directors and executive officers appointed following such date, will be available in certain of the Company’s other SEC filings made subsequent to the date of the Definitive Proxy Statement. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the Definitive Proxy Statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.